PACIFIC PARTNERS, LLC
                            1702 East Highland Avenue
                                    Suite 310
                                Phoenix, AZ 85016
                                  602-246-8181
                                Fax: 602-248-0884

                                 August 17, 2000

Via Facsimile
Original via U.S. Mail

Mr. LeRoy C. Hanneman, Jr.
President and Chief Executive Officer
Del Webb Corporation
6001 N. 24th Street
Phoenix, AZ  85016

Dear Mr. Hanneman:

         Pacific Partners, LLC has today filed with the Securities and Exchange Commission a Schedule 13D reporting our ownership of approximately 5.3% of Del Webb's common stock.

         We acquired our shares because we have concluded that there may be a significant opportunity for realization of increased shareholder value. Although the Company is the recognized brand name and the leader in the active adult housing business, we are concerned that shareholder value has not been maximized. The Company's balance sheet is highly leveraged. Impending debt maturities and certain restrictive covenants relating to the Company's indebtedness present liquidity issues and are limiting the Company's financial flexibility. This, in turn, is not allowing the Company to take advantage of both present and future opportunities.

         In this regard, representatives of Pacific Partners request the opportunity to meet with you and other appropriate members of Del Webb management to discuss management's plans to maximize the value of the Company's recognized brand name and increase shareholder value. We would like to understand how management intends to address any impending liquidity issues and delever the Company's balance sheet. Shareholder value cannot be maximized unless these issues are resolved.

Mr. LeRoy C. Hanneman, Jr.
Page Two
August 17, 2000




         Our counsel will be forwarding directly to you a copy of our Schedule 13D. In the meantime, please call me at the number listed above to set up a time to meet next week. I am available any time at your convenience.

                                              Very truly yours,

                                              PACIFIC PARTNERS, LLC


                                           By:/s/ William S. Levine
                                              --------------------------
                                              William S. Levine, Manager